Exhibit 10.17.14

TERMINATION OF
AMENDED AND RESTATED EMPLOYMENT AGREEMENT, AS AMENDED

THIS TERMINATION OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT, AS AMENDED (the “Termination”), is made and entered into this 31st day of July, 2012, to be effective as of August 3, 2012, by and between OLD DOMINION FREIGHT LINE, INC. (the “Company”), a corporation organized and existing under the laws of the Commonwealth of Virginia and having its principal office at Thomasville, North Carolina, and John R. Congdon (the “Employee”), an individual residing at Richmond, Virginia.

RECITALS:

WHEREAS, the Company and the Employee entered into an Amended and Restated Employment Agreement, effective June 1, 2008 and scheduled to expire on May 31, 2010, which was extended to May 21, 2012 by the First Amendment to Amended and Restated Employment Agreement and further extended to May 31, 2014 pursuant to the Second Amendment to Amended and Restated Employment Agreement (together, the “Agreement”); and

WHEREAS, pursuant to Section 5.2 of the Agreement, the Employee desires to terminate the Agreement effective August 3, 2012.

AGREEMENT:

NOW, THEREFORE, the Company and the Employee hereby agree as follows:

1.	The Agreement shall be terminated and shall be of no further force or effect as of August 3, 2012.

2.	The Company and the Employee waive the requirement for one hundred and twenty (120) days written notice in order to terminate the Agreement.

3.
The Employee understands and agrees that termination of the Agreement shall not cause the Company to incur any penalty or obligation whatsoever and shall not be subject to ARTICLE 10, ARTICLE 29 or any other ARTICLE, covenant, condition, or limitation contained in or incorporated by reference into the Agreement.

4.
Neither the Company nor the Employee shall have any further responsibilities or expectations with respect to the Agreement, and further employment of the Employee by the Company after August 3, 2012, if any, shall be on an “at-will” basis and such employment may be terminated by the Company or the Employee at any time with or without notice, and with or without cause.

5.
If the Employee subsequently obtains employment with the Company in accordance with Paragraph 4, above, the following life insurance policies currently owned by the Company (collectively, the “Policies”) on the life of the Employee shall be maintained subject to the terms outlined below:

Issuer	Policy No.

The Northwestern Mutual Life	6204845 (“Policy No. 1”)
Insurance Company
The Northwestern Mutual Life	7040586 (“Policy No. 2”)
Insurance Company

The Employee was previously granted the right to designate the beneficiary of $500,000 of the death benefit payable under Policy No. 1 and $1,500,000 of the death benefit payable under Policy No. 2 (the “Designation Rights”). The Company shall maintain the Policies in full force and effect and pay all premiums required to be paid under such Policies, if any, during any period of the Employee’s employment. Upon the termination of the Employee’s employment for any reason other than death (the “Termination Date”), the Designation Rights shall cease as of the Termination Date and the Employee shall not have any rights under or in the Policies. Following the Employee’s Termination Date, the Company alone may exercise all rights under the Policies. The Employee shall take all actions and execute any and all documents as may be necessary or required to relinquish the Designation Rights as of the Termination Date.

IN WITNESS WHEREOF, the parties have executed this Termination on the day and year first above written.

EMPLOYEE

/s/ John R. Congdon
John R. Congdon

OLD DOMINION FREIGHT LINE, INC.

By: /s/ David S. Congdon
David S. Congdon
President and Chief Executive Officer

Attest:

/s/ Ross H. Parr
Ross H. Parr
Secretary